EXECUTION COPY

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) is entered into by and between Joan M. Sweeney (“you”) and Allied Capital Corporation (the “Company”), a Maryland corporation, and will be effective on May 13, 2009 (the “Effective Date”). You and the Company shall be referred to collectively as the “Parties.” This Agreement is an important document and you are hereby advised to review it with an attorney before signing it.

WHEREAS, as Chief Operating Officer, you have had a central role in the management of the Company;

WHEREAS, in November 2008 you postponed your retirement that you had planned for December 31, 2008;

WHEREAS, you and the Company want to have a transition period before you retire from the Company;

WHEREAS, the Company will provide you with compensation and other benefits on the terms and conditions set forth in this Agreement;

WHEREAS, you are willing to continue your employment and perform services for the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Parties agree as follows:

1. Responsibilities.

You agree to serve as a Managing Director and Senior Advisor to the Chief Executive Officer (“CEO”). In that position, you shall report to the CEO and be responsible for advising him on strategic business and management issues and for such special projects as directed by the CEO. You shall devote sufficient time, attention, skill and energy to the business of the Company to accomplish assigned tasks. Except when the CEO reasonably requires your presence in the office or at meetings at other locations, you may regularly perform your services from any location you choose as long as you take appropriate precautions to protect the Company’s Confidential Information (as defined in Section 5 below). You shall perform your responsibilities in accordance with the standards and policies that the Company may from time to time establish. You may engage in appropriate civic, charitable, non-profit activities or business activities and devote a reasonable amount of time to private investments or boards or other activities, provided that you notify the CEO in writing of any such activities and the CEO reasonably determines that such activities do not interfere or conflict with your job responsibilities and are not or are not likely to be contrary to the Company’s interests. Nothing in this Agreement shall preclude you from managing any passive investment made by you in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity), without the prior approval of the Company. You and the Company agree that your position is important to the Company’s success and that the highest level of performance is required from you. You represent that you are not subject to any legal obligations or restrictions that would prevent or limit you from performing your responsibilities under this Agreement.

2. Compensation. During the Term (as defined in Section 3(a) below):

(a) Base Compensation. Your “Base Compensation” shall be $125,000.00 per month (which would equal one million five hundred thousand dollars on an annualized basis) payable in accordance with the Company’s regular payroll practices in effect from time to time and subject to withholding of amounts required by law. The Company may review and adjust your Base Compensation periodically, usually annually, but may not decrease your Base Compensation.

(b) Business Expenses. The Company shall pay or reimburse you for all ordinary and reasonable business-related expenses you incur in the performance of your duties under this Agreement, including reasonable and necessary travel expenses. The Company will reimburse you for all such expenses upon the presentation by you of an itemized account of such expenditures, together with supporting receipts and other appropriate documentation.

(c) Stock Options. At a meeting of the Compensation Committee of the Company’s Board of Directors on May 13, 2009, the Company awarded you 500,000 stock options in accordance with the terms and conditions of the Allied Capital Corporation Amended Stock Option Plan and a Notice of Grant of Stock Options and Option Agreement in a form substantially similar to that in Attachment A.

(d) Special Retention Bonuses. You will receive special retention bonuses, which shall be subject to withholdings of amounts required by law, as follows: (A) $150,000 to be paid on the next regularly scheduled payroll date after the first anniversary of the Effective Date, and (B) $300,000 to be paid on the next regularly scheduled payroll date after the second anniversary of the Effective Date (“Special Retention Bonuses”).

3. Term of Retention.

(a) The Company agrees to employ you, and you agree to remain in employment with the Company, up to but not including the third anniversary of the Effective Date (the “Term”), provided that either you or the Company may end your employment earlier under the terms set forth in Section 3(b) through 3(f) below. At the end of the Term, your employment with the Company shall terminate. “Termination Date” shall mean the day that your employment with the Company ends for any reason. Unless the Company requests otherwise, when your employment ends for any reason, you shall be deemed to have resigned as of the Termination Date from all positions you hold with the Company or any affiliated entity, or based on your employment with the Company.

(b) The Company has the right to terminate your employment at any time with or without Cause. For all purposes under this Agreement, “Cause” shall mean:

(i)	a willful refusal by you to substantially perform your duties under this Agreement, other than a refusal resulting from your complete or partial incapacity due to physical or mental illness or impairment, which refusal is materially injurious to the Company and which continues on an uninterrupted basis for more than thirty (30) days after written notice by the Company to you specifying in reasonable detail your claimed refusal; provided, however, that you shall have no authority to bind the Company during the thirty (30) days after written notice is delivered hereunder;

(ii)	a willful act by you, which constitutes embezzlement or criminal fraud and which is materially injurious to the Company;

(iii)	your ineligibility to serve as employee, officer or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended; or

(iv)	a breach by you of your duty of loyalty to the Company, which breach is materially injurious to the Company and continues unremedied for more than thirty (30) days after written notice by the Company to you specifying in reasonable detail such breach; provided, however, that you shall have no authority to bind the Company during the thirty (30) days after written notice is delivered hereunder.

No act, or failure to act, by you shall be considered “willful” if done in good faith and with a reasonable belief that the act or omission was lawful and in the Company’s best interest. Any determination of Cause under this Agreement shall be made by a resolution duly adopted by the affirmative vote of at least two-thirds (2/3) of the members of the Board (not including you if you are a member of the Board) at a meeting of the Board called and held for that purpose provided that you shall have been given written notice of such meeting at least ten (10) business days prior to the meeting and shall have been given the opportunity to be heard by the Board before any such resolution is passed. Any failure by the Company to follow the procedures set forth in this Section 3(b) in connection with a termination of your employment shall result in such termination being deemed to be a termination by the Company without Cause under this Agreement.

(c) You have the right to resign your employment with the Company at any time with or without Good Reason after having given the Company thirty (30) days written notice. The Company may, in its sole discretion, select any date prior to the end of such thirty (30) day period as the Termination Date.

Before you can resign for Good Reason, you must give the Company thirty (30) days written notice of your intent to resign for Good Reason and of the facts and circumstances you believe constitute Good Reason. If the Company fails to cure within thirty (30) days after receipt of such notice, your employment will end on the day following the expiration of that thirty (30) day period. For purposes of this Agreement, “Good Reason” shall mean that within the sixty (60) days prior to your notice of intent to resign for Good Reason there has been: (1) a material breach of this Agreement by the Company; (2) a reduction in your Base Compensation or Special Retention Bonus (as defined in Section 2 above); (3) a failure by the Company to maintain directors’ and officers’ liability coverage; (4) John Scheurer ceases to be Chief Executive Officer of the Company other than due to his death or Disability; or (5) a Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

(i) the sale or other disposition of all or substantially all of the Company’s assets;

(ii)	the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing fifteen percent (15%) or more of the aggregate voting power of the Company’s then-outstanding Common Stock by any “person” (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or

(iii)	the individuals who were members of the Board as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds of the Board; provided, however, that any director appointed by at least two-thirds of the then Incumbent Board or nominated by at least two-thirds of the Nominating Committee of the Board (a majority of the members of the Nominating Committee shall be the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

(d) Your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement due to your physical or mental illness or impairment, even with reasonable accommodation, for more than twenty-six (26) substantially consecutive weeks in any twelve (l2)-month period (“Disability”). For purposes of this Section 3(d), the Termination Date will be the date of your death or the first day after the substantially consecutive 26th week that you receive notice of Disability, as applicable.

(e) Under the conditions set forth under this Section 3(e) or Section 3(f) below, you may become eligible to receive additional payments from the Company, provided, however, that in no event shall any such payment be made unless you have entered into a Designated Release that has become final and binding within 36 days after your receive the form of Designated Release from the Company. “Designated Release” means a form of release that is substantially similar to Attachment B to this Agreement that the Company may modify as necessary for the release to have the same legal effect on any claims at that time as the current form of Attachment B would have on any claims if it were signed today, which the Company shall provide you within seven (7) days after the other conditions for any payment under this Section 3(e) or Section 3(f) have been met. If during the Term (i) your employment is terminated by the Company without Cause, by you for Good Reason or due to your death or Disability and (ii) provided that within thirty-six (36) days after you receive the form of Designated Release from the Company you (or in the event of your death or legal incapacity, the legal representative of you or your estate) have released any claims you, your legal representatives or your heirs, may have against the Company, its predecessors, successors, parents, portfolio companies or affiliates or any of their then current or former shareholders, officers, directors, agents, legal representatives, or employees in accordance with the Designated Release, then the Company shall pay you a lump sum equal to the sum of (x) the total amount of Base Compensation (as defined in Section 2(a) above) and any Special Retention Bonuses (as defined in Section 2(d) above) that you would have received if your employment had continued from the Termination Date through the end of the Term and (y) an amount equal to $2,300 for the first full month after the Termination Date and for every following month through the last month of the Term.

(f) Subject to the Designated Release requirement set forth in Section 3(e):

(i)	If the conditions in either subsection 3(f)(i)(a) or 3(f)(i)(b) are met, you shall be eligible to receive an additional payment under any such subsection or subsections, provided, however, that the total amount paid out under 3(f)(i) shall in no event exceed two million dollars:

a.	If there is a Change in Control before the second anniversary of the Effective Date and your employment is terminated by you for Good Reason as a result of such Change in Control or has previously been terminated either by the Company without Cause or by you for Good Reason, you shall receive a lump sum payment of two million dollars;

b.	If before the second anniversary of the Effective Date your employment is terminated by the Company without Cause or by you for a Good Reason other than Good Reason due to a Change in Control and you also cease to be a member of the Company’s Board of Directors other than due to your resignation, death or disability, you shall receive a lump sum payment of one million dollars.

(ii)	If there has not been a Change in Control that would entitle you to a payment under Section 3(f)(i)(a) above and the conditions in either subsection 3(f)(ii)(a) or 3(f)(ii)(b) are met, you shall be eligible to receive an additional payment under any such subsection or subsections, provided, however, that the total amount paid out under 3(f)(ii) shall in no event exceed one million dollars:

a.	If there is a Change in Control on or after the second anniversary of the Effective Date but before the third anniversary of the Effective Date and your employment is terminated by you for Good Reason as a result of such Change in Control or has previously been terminated either by the Company without Cause or by you for Good Reason, you shall receive an additional lump sum payment of one million dollars;

b.	If on or after the second anniversary of the Effective Date but before the end of the Term your employment is terminated by the Company without Cause or by you for a Good Reason other than Good Reason due to a Change in Control and you also cease to be a member of the Company’s Board of Directors other than due to your resignation, death or disability, you shall receive a lump sum payment of five hundred thousand dollars.

(g) Any payment that becomes due under Section 3(e) above shall be made within seven (7) days following the end of the six-month period after the Termination Date. Any payment(s) that become due under Section 3(f) above shall be made within the later of: (A) seven (7) days following the end of the six-month period after the Termination Date; and (B) thirty (30) days following the Change in Control. All such payments shall be subject to withholdings required by law.

(h) If any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision, provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code; and (ii) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.

(i) In addition to the payments under Section 3 hereof, if it shall be determined that any event or any payment, vesting, distribution, or transfer by the Company (or any successor, affiliate or by any other person) to you or for your benefit under the terms of this Agreement or otherwise (including, without limitation, the Stock Option Agreement(s), the Split Dollar Life Insurance Agreement or any employee benefit plan)(collectively, a “Payment”) would be subject to or result in the imposition of the excise tax under Section 4999 of the Code (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law)(collectively, the “Excise Tax”), then the Company shall pay to you a lump sum (“Tax Equalization Payment”) in an amount sufficient that, after payment of the federal, state or local income, employment or other required taxes (other than taxes that may be imposed by Section 409A of the Code)(“Regular Taxes”), you shall receive an amount equal to the Excise Tax. Such payment shall be made within 15 days of the date which you remit such Excise Tax. In determining the amount of any Regular Taxes, the maximum applicable, marginal rate of tax for the year in which the Tax Equalization Payment is payable shall be used. The amount of this Tax Equalization Payment shall be determined by the Company’s independent accountants.

(j) You shall not be required to mitigate the amount of any payment contemplated under Section 3(e) or Section 3(f) above, nor shall any payment be reduced by any earnings that you may receive from any other source.

4. Employee Benefits.

You shall be eligible to participate in all employee benefit plans and programs that the Company may provide from time to time to employees at your level, subject in each case to the generally applicable terms and conditions of any such plan or program and to the determinations of any person or committee administering any such plan or program. The Company may modify or terminate any such benefit or program at any time.

5. Confidential Information.

(a) Except as specifically provided below, you shall not disclose or use at any time, either during or after the Term, any Confidential Information (defined below) of the Company, its parents, subsidiaries, portfolio companies, predecessors, successors or affiliates (collectively “the Companies”), whether patentable or not, that you have learned or will learn as a result of your service to the Companies in any capacity, whether or not you developed such information. For purposes of this Agreement, “Confidential Information” shall include, without limitation, information regarding either the Companies’ or their customers’ or business partners’:

•	trade secrets or proprietary information;

•	existing and prospective investments;

•	financing information and sources;

•	patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;

•	financial information;

•	financial projections and pro forma financial information;

•	sales and marketing strategies, plans and programs and product development information;

•	employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers;

•	organizational structure and reporting relationships; and

•	business plans.

(b) Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you will not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information you shall treat it as Confidential Information until you receive clarification from the CEO that it is not Confidential Information.

(c) Confidential Information shall remain at all times the property of the Companies. You may use or disclose Confidential Information only:

(i)	as authorized by the Company and necessary in providing service to the Company in any capacity; or

(ii)	with the prior written consent of the CEO; or

(iii)	in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a protective order to prevent any unnecessary use or disclosure; or

(iv)	subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the procedures in Section 5(d) below to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.

(d) Within two (2) business days of your receipt of a subpoena or other legal process that could possibly require disclosure of Confidential Information, you shall provide notice to the Company, including a copy of such process and complete information regarding the circumstances under which you received it. You shall not make any disclosure of Confidential Information until the latest possible date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”). If the Company seeks to prevent disclosure in accordance with any applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you shall not make disclosures of any Confidential Information that is the subject of such procedures until such objections are withdrawn or ruled on.

(e) You hereby acknowledge that any breach of this Section 5 would cause the Company irreparable harm.

6. Non-Disparagement.

During the Term, neither of the parties shall in any way, manner or form, directly or indirectly, disparage or defame the other party and, in your case, any director, officer or employee of the Company; provided, however, that this Section shall not prohibit you from making a good faith assessment of the person’s performance of his or her duties for the Company and where such assessment is necessary to fulfill your duties to the Company. After the Term, neither of the parties shall in any way, manner or form, directly or indirectly, disparage or defame the other party and, in your case, any directors, officers or employees of the Company.

7. Non-Solicitation.

(a) From the Effective Date until the second anniversary of the Termination Date (the “Restricted Period”), you shall not, directly or indirectly, individually or as part of or on behalf of any other person or entity (i) hire, or attempt to solicit for hire (other than on behalf of the Company) any person, who at that time either is or has been within the last six months an employee of the Company (“Covered Employee”), or (ii) solicit, encourage or attempt to persuade any consultant, vendor, client or customer to terminate or adversely modify its existing relationship with the Company, except during the Term where you are authorized to do so and have a reasonable good faith belief that such termination or modification is in the best interests of the Company.

(b) If, during the Restricted Period, any Covered Employee accepts employment with any person, company, employer or other entity in which you are an officer, director, employee, partner, shareholder (other than of less than 5% of the stock in a publicly traded company) or joint venturer, it shall be presumed that the Covered Employee was hired in violation of this provision (“Presumption”). This Presumption may be overcome by your showing by a preponderance of the evidence that you were not directly or indirectly involved in soliciting or encouraging the Covered Employee to leave employment with the Company.

(c) You agree to notify any person or entity to which you provide services during the Restricted Period of the terms of your obligations under this Section 7. The Parties agree that any breach of this Section 7 shall entitle the Company to injunction without bond enforcing this Section 7 or for breaching Section 7(a) the Company shall be entitled to liquidated damages equal to the amount of the annual total compensation of any person solicited or hired in breach or Section 7(a). The Parties are agreeing to liquidated damages for a breach of Section 7(a) as an option to actual damages in recognition that the Company’s employees are among it most valuable assets, but it is often difficult to prove the actual damages resulting from such a breach.

8. Indemnification.

Commencing on the Effective Date and at all times thereafter, you shall be indemnified by the Company pursuant to the Indemnification Agreement entered into between you and the Company on the 27th day of February, 2004. You shall be a beneficiary of a commercially available directors’ and officers’ liability insurance policy maintained by the Company, on terms and conditions deemed appropriate by the Board, with the advice of counsel, as long as you remain an officer or director and any periods thereafter for acts relating to the period of time in which you served as an officer and/or director.

9. Return of Property.

Upon termination of your employment with the Company for any reason, you agree to immediately return to the Company all property belonging to the Company. This includes without limitation all equipment, materials, credit cards and all documents and other information prepared by you or on your behalf or provided to you in connection with performing your duties for the Company, regardless of the form in which such documents or information are maintained or stored, including computer, typed, handwritten, imaged, audio, video, micro-fiche, digital, audio, electronic or any other means of recording or storing documents or other information. You hereby agree that you will not retain in any written, printed or electronic or similar form any such document or other information or copies thereof; provided, however, that you may retain a copy of this Agreement.

10. Cooperation with Legal Proceedings.

During the Term and at all times thereafter, you agree to reasonably cooperate with the Company or any of its affiliated entities in pursuing or defending any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, which relate to events or occurrences that transpired while you were providing services to the Company.  Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company.  You also agree to reasonably cooperate with the Company in connection with any investigation or review by the Company or any federal, state, or local regulatory authority that relates to events that occurred while you were providing services to the Company. You understand that in any legal action, investigation, or review covered by this Section 10 that the Company expects you to provide only accurate and truthful information or testimony. The Company shall reimburse you within 30 days after submitting appropriate documentation for all reasonable expenses, including travel expenses that you necessarily incur in connection with this Section.

11. Intellectual Property.

You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, concepts reports, original works of authorship, copyrights (“Intellectual Property”) and all similar or related information or materials (whether or not patentable or copyrightable) belong to the Company provided that they (1) relate to the Company or its or any affiliate’s actual or demonstrably anticipated business, research and development or existing or future products or services and (2) are conceived, developed or are made by you, individually or with others, while you are serving the Company in any capacity (“Work Product”). To the maximum extent permissible under law, you hereby assign all the rights to any such Work Product to the Company and agree to execute any document necessary to achieve such assignment and ensure that the Company has all rights to such Work Product. You have attached a list of any Intellectual Property you have created or in which you have any right, title or interest as of the date you sign this Agreement. If no list is attached, it shall mean that there is no such Intellectual Property. The Parties agree that any breach or threatened breach of this Section 11 shall entitle the Company to injunctive relief enforcing this Section 11 without bond. If any part of this Section 11 is found to be overbroad, the Parties authorize the court to reform this provision to provide the maximum protection for the Company that is legally permitted and to enforce it as reformed.

12.	Release of Claims.

(a) You hereby release each of the Released Parties (as defined below) from any and all claims, damages, injuries and actions that may as a matter of law be released by agreement that you or your heirs, agents or any other legal representatives ever had, now have, or may have based on any act, omission, matter, cause or thing that has happened through the date that you sign this Agreement (“Released Claims”). For purposes of this Agreement, “Released Parties” shall mean the Company and its subsidiaries, predecessors, successors, parents, portfolio companies and affiliated entities and for each of the foregoing entities, their former or current directors, officers, employees, shareholders, members, agents, parent companies, portfolio companies, successors, predecessors, subsidiaries, affiliates, assigns and attorneys.

(b) By way of example without reducing the generality of the Released Claims described above, the Released Claims include, without limitation, any claims under any federal, state or local law:

•	prohibiting discrimination, retaliation, or harassment, including but not limited to Title VII of the Civil Rights Act of 1964, Civil Rights Acts of 1866 and 1991, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Executive Order 11246, Executive Order 11141 and any state or local laws relating to such issues;

•	relating to layoffs, termination of employment, conditions of employment, leave, corporate governance, employee benefits (other than any vested benefits to which you have a right under any benefits plan), or whistleblowing, including but not limited to the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and the Sarbanes-Oxley Act, and any state or local laws relating to such issues; and

•	based on the common law of tort or contract, including but not limited to breach of contract, wrongful discharge, emotional distress, injury to reputation, tortious interference, promissory estoppel, and negligent retention.

(c) The Released Claims include any claims that you do not know about when you sign this Agreement, even if knowing about such claims could have affected your decision to sign the Agreement.

(d) Nothing in this Agreement shall be construed to prohibit you from filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that by signing this Agreement, you waive any right to recover monetary damages or any other relief in connection with any such charge, investigation or proceeding.

13.	Review and Revocation Period.

(a) You may take up to twenty-one (21) calendar days after you receive this Agreement to consider whether to sign and deliver it to John Scheurer, CEO, Allied Capital Corporation, 1919 Pennsylvania Avenue, NW, Washington, DC 20006. If you choose to sign the Agreement before the twenty-one (21) day period ends, you hereby represent that you did so voluntarily for your own benefit without pressure from the Company. You have been advised by the Company to review this Agreement with an attorney before you sign it.

(b) If you sign this Agreement within the twenty-one (21) day period, you then will have seven (7) calendar days in which to revoke the Agreement by delivering written notice to John Scheurer before the end of the seven-day period. If you timely revoke this Agreement, this Agreement will be null and void.

14. Miscellaneous Provisions.

(a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be delivered by hand to the CEO, or sent by overnight delivery with acknowledgement of receipt requested, to:

Chief Executive Officer

Allied Capital Corporation

1919 Pennsylvania Avenue, NW, 3rd Floor

Washington, DC 20006

Copy to:

Sally D. Garr, Esq.

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Any notice or other information to be provided to you will be delivered by hand to you, or sent by overnight delivery with acknowledgement of receipt requested to (or to such other address as you may provide notice of in writing):

Joan M. Sweeney

c/o Elaine Charlson Bredehoft

Charlson Bredehoft & Cohen, P.C.

11260 Roger Bacon Drive

Suite 201

Reston, VA 20190

(b) Dispute Resolution. You and the Company agree that arbitration in accordance with the Federal Arbitration Act (“FAA”) and the Dispute Resolution Procedures set forth in Attachment C to this Agreement shall be the exclusive means for final resolution of any dispute between the Parties arising out of or relating to your employment or this Agreement, except: (1) for workers’ compensation or unemployment claims; (2) whenever injunctive relief is necessary to preserve the status quo or to prevent irreparable injury; (3) disputes relating to Sections 5, 6, 7, 9 or 10 of this Agreement; or (4) disputes over benefits or payments that are provided under any employee benefit plan that contains a procedure for resolving disputes. Injunctive relief or enforcement of any arbitration award may be sought only from any court of competent jurisdiction located in the Distict of Columbia and you hereby consent to personal jurisdiction and venue in such court.

(c) Company Claims; Prevailing Party. In the event that the Company alleges that you breached any of your covenants contained in Sections 5, 6, 7, 9 or 10 of this Agreement, the Company agrees that it shall not offset or suspend any its obligations to make payments pursuant to Section 3(e) and Section 3(f) hereof, but instead shall be required to maintain a separate action for damages relating to any such alleged breach. Subject to the provisions of Section 14(b) hereof, the prevailing party in any dispute brought under this Agreement shall be entitled to receive her or its attorneys’ fees and related costs associated with resolving such dispute(s).

(d) Nature of Agreement. You and the Company each have been represented by separate counsel and are entering into this Agreement voluntarily with a full understanding of its terms. This Agreement, including all attachments hereto, constitute the entire agreement between you and the Company and supersede and cancel all prior agreements and understandings between you and the Company, including without limitation the Employment Agreement that you and the Company entered into as of January 1, 2004, all amendments to that Employment Agreement and all attachments, except the Indemnification Agreement entered into between you and the Company on the 27th day of February, 2004 and the existing stock option agreements shall continue in full force and effect. In making this Agreement, the Parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. No modification or waiver of or amendment to any provision of this Agreement will be effective unless in writing and signed by you and the CEO. A delay or failure by the Company to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach. Regardless of the choice of law provisions of the District of Columbia or any other jurisdiction, the Parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the District of Columbia. This Agreement will continue in effect until all obligations under it are fulfilled. If any part of this Agreement is held to be void or unenforceable, the remaining provisions shall continue with full force and effect. This Agreement is not assignable by you, but the Company may assign this Agreement to any successor entity. This Agreement is binding on you and your legal representatives and the Company, its successors or assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.

This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

ALLIED CAPITAL CORPORATION

/s/ Joan M. Sweeney	By: /s/ Anthony T. Garcia

Joan M. Sweeney	CHAIRMAN, COMPENSATION

COMMITTEE OF THE BOARD OF

DIRECTORS

Date: May 13, 2009 Date: May 13, 2009